Exhibit 5.1

JONES DAY

555 SOUTH FLOWER STREET • FIFTIETH FLOOR • LOS ANGELES, CALIFORNIA 90071.2300

TELEPHONE: +1.213.489.3939 • FACSIMILE: +1.213.243.2539

June 15, 2012

Ramtron International Corporation

1850 Ramtron Drive

Colorado Springs, Colorado 80921

Re:     Registration Statement on Form S-8 Filed by Ramtron International Corporation

Ladies and Gentlemen:

We have acted as counsel to Ramtron International Corporation, a Delaware corporation (the “Company”), in connection with the Ramtron International Corporation 2012 Incentive Award Plan (the “Plan”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The 3,879,864 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with the Plan and such agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Shares is at least equal to the stated par value thereof.

2. When issued in accordance with the Rights Agreement, dated April 19, 2001, as amended, between the Company and Computershare Trust Company, N.A., as rights agent (as it may be further amended from time to time, the “Rights Agreement”), the Rights (as defined in the Rights Agreement) will constitute valid and binding obligations of the Company.

In rendering the opinions above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

In rendering the opinion set forth in paragraph 2 above, we have assumed that (i) the Company’s Board of Directors has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance and administration of the Rights and (ii) the Rights Agreement constitutes a valid

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Ramtron International Corporation	JONES DAY
June 15, 2012

and binding obligation of each party thereto other than the Company. It should be understood that (x) the Rights, by their terms, are subject under certain circumstances to becoming void in the hands of certain holders or purported transferees, (y) our opinion addresses the Rights and the Rights Agreement in their entirety and does not address the validity or binding effect of any particular provision of the Rights or the Rights Agreement, and (z) the effect, if any, that the invalidity of any particular provision of the Rights Agreement or the Rights might have on any other provision, or the entirety, of the Rights Agreement or the Rights is not settled under applicable law and could be affected by the facts and circumstances existing at the time of any adjudication of the issue. It should also be understood that our opinion does not address the substance of consequences of any adjudication of the issue. It should also be understood that our opinion does not address the substance or consequences of any determination that a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights Agreement or the Rights at some future time based on the facts and circumstances existing at that time.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day